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                           January 26, 2024

       Simos Spyrou
       Co-Chief Financial Officer
       Star Bulk Carriers Corp.
       c/o Star Bulk Management Inc.
       40 Agiou Konstantinou Str.,
       Maroussi 15124,
       Athens, Greece

                                                        Re: Star Bulk Carriers
Corp.
                                                            Registration
Statement on Form F-4
                                                            Filed January 19,
2024
                                                            File No. 333-276621

       Dear Simos Spyrou:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Jin-Kyu Baek